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                                                                     Exhibit 3.2
                                                                     -----------

                                SECOND AMENDMENT

                                       TO

                             BRESLER & REINER, INC.

                          AMENDED AND RESTATED BY-LAWS

Whereas, the company adopted Amended and Restated By-Laws on the 13th day of November, 2001; and

Whereas, the company adopted the First Amendment to the Amended and Restated By-Laws on the 20th of June, 2002; and

Whereas, the board of directors wishes to amend and restate Article V and
Article VIII of the Amended and Restated By-Laws;

         Now, therefore, Article V of the Amended and Restated By-Laws is amended and restated as follows:

                                    ARTICLE V

                                    OFFICERS

         Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a chairman, a co-chairman, a president, a chief executive officer, a chief operating officer, a secretary and a treasurer. The board of directors may also choose one (1) or more vice presidents and one (1) or more assistant secretaries and assistant treasurers. Any number of the aforesaid offices may be held by the same person.

         Section 2. The board of directors, immediately after each annual meeting of shareholders, shall elect a chief executive officer, a co-chairman and a chief operating officer, each of whom may, but need not be a director, and the board shall also annually choose a secretary and a treasurer who need not be members of the board.

         Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by board.

         Section 4. The salaries of all officers of the corporation shall be fixed by the board of directors.



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         Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board directors.

                                  THE CHAIRMAN

         Section 6. The Chairman shall chair all of the meetings of the board of directors and shall perform such other executive functions as may be delegated to him by the board of directors.

                                 THE CO-CHAIRMAN

         Section 7. The co-chairman shall have such power and authority as the chairman, chief executive officer and/or board of directors may from time to time prescribe and as shall be reasonably consented to by the co-chairman.

                           THE CHIEF EXECUTIVE OFFICER

         Section 8. The chief executive officer shall be the chief executive officer of corporation and shall have full power and authority over the business and affairs of corporation. The chief executive officer is authorized to execute contracts, notes, deeds of trust and other documents on behalf of corporation, which authority he may delegate to other officers in his sole discretion. In the absence of the Chairman, the chief executive officer shall chair the meetings of the board of directors.

                                  THE PRESIDENT

         Section 9. The president shall have such power and authority as the chief executive officer and/or board of directors may from time to time prescribe and as shall be reasonably consented to by the president.

                           THE CHIEF OPERATING OFFICER

         Section 10. The chief operating officer shall be the chief operating officer of the corporation, shall have general and active management of the operations of the corporation and shall see that all orders and directions of the chief executive officer and president are carried into effect. The chief operating officer shall report to the chief executive officer. The chief operating officer is authorized to execute contracts, notes, deeds of trust and other documents on behalf of the corporation.

                               THE VICE-PRESIDENTS

         Section 11. The vice-presidents, if one (1), or if there shall be more than one (1), the vice-presidents, in the order determined by the board of directors, shall, in the absence or disability of the chief executive officer and chief operating officer, perform the duties and exercise the powers of the chief executive officer, and shall perform such other duties and have such other powers as the board of directors and/or the chief executive officer may from time to time prescribe.

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                     THE SECRETARY AND ASSISTANT SECRETARIES

         Section 12. The secretary shall attend all meetings of the board of directors and all meetings of the shareholders and record all proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the executive committee when required. The secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors and/or the president, under whose supervision the secretary shall be. The secretary shall keep in safe custody the seal of the corporation and, when authorized by the board of directors or the chief executive officer, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the secretary's signature or by the signature of an assistant secretary.

         Section 13. The assistant secretary, if one (1), or if there be more than one (1), the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform such other duties and have such other powers as the board of directors and/or the chief executive officer may form time to time prescribe.

                     THE TREASURER AND ASSISTANT TREASURERS

         Section 14. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may designate by chief executive officer or the board of directors.

         Section 15. The treasurer shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer and the board of directors, at its regular meeting, or when the chief executive officer or board of directors so requires, an account of all the treasurer's transactions as treasurer and of the financial condition of the corporation.

         Section 16. If required by chief executive officer or the board of directors, the treasurer shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of the treasurer and for the restoration to the corporation, in case of the treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers money and other property of whatever kind in the treasurer's possession or under the treasurer's control belonging to the corporation.

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         Section 17. The assistant treasurer, if one (1), or if there shall be more than one (1), the assistant treasurers, in the order determined by the board of directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors and/or the chief executive officer may from time to time prescribe.

         Article VIII of the Amended and Restated By-Laws is amended and restated as follows:

                                  ARTICLE VIII

                  INDEMNIFICATION OF DIRECTORS, OFFICERS, ETC.

         Section 1. Each person who at any time is or shall have been a director or officer of the corporation or any its subsidiaries, or is or shall otherwise have been serving at the written request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and the heirs, executors and administrators of each such person, shall be indemnified by the corporation in accordance with and to the fullest extent permitted by the Delaware General Corporation Law as in effect at the time of the adoption of these by-laws or as amended from time to time. The foregoing right of indemnification shall not be deemed exclusive of other rights to which any director, officer, employee, agent or other person may be entitled in any capacity as a matter of law or under any by-law, agreement, vote of stockholders or directors, or otherwise. The corporation may purchase and maintain insurance on behalf of any person to the fullest extent permitted by the Delaware General Corporation Law as in effect at the time of the adoption of these by-laws or as amended from time to time.

         Section 2. Reasonable expenses incurred by a director or officer who was, is, or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination required by the Delaware General Corporation Law, after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Delaware General Corporation Law and a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director or officer against expenses incurred by him in connection with that proceeding is prohibited by the Delaware General Corporation Law. The written undertaking must be an unlimited general obligation of the director or officer but need not be secured. It may be accepted without reference to financial ability to make repayment. Payment or reimbursement shall be made under this provision within thirty (30) days after receipt of both the aforementioned written affirmation and written undertaking to pay.

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         Section 3. Any indemnification of or advance of expenses to a director in accordance with this article shall be reported in writing to the shareholders with or before notice or waiver of notice of the next shareholders' meeting or with or before the next submission to the shareholders of a consent to action without a meeting, and, in any case, within the twelve (12) month period immediately following the date of indemnification or advance.

                                                   Approved by the
                                                   Board of Directors
                                                   at a special meeting
                                                   held on February 21, 2003


                                                     /s/ Sidney M. Bresler
                                                   --------------------------
                                                   Sidney M. Bresler
                                                   Assistant Secretary


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